**Telekom Austria AG**

- **74.999% mobilkom austria AG & Co KG, Austria**
  - **99%** VIPnet d.o.o., Croatia
  - **100%** Mobilkom Beteiligungsgesellschaft mbH, Austria
    - **75% plus 1 Aktie** Si.mobil d.d., Slovenia
  - **100%** mobilkom [liechtenstein] AG, Liechtenstein
  - **100%** 3 G Mobile Telecommunications GmbH, Austria
  - **100%** paybox CEE AG, Germany
    - **100%** paybox austria AG, Austria
  - **100%** A1 Bank AG, Austria
- **74.999% mobilkom austria AG, Austria**
- **100% Telekom Austria Personalmanagement GmbH, Austria** (25.001 % → mobilkom austria AG & Co KG; 25.001 % → mobilkom austria AG)
  - 10% Telekom Building Systems GmbH, Austria
- **100% Telekom Austria Beteiligungen GmbH, Austria**
  - 100% Telekom Austria Internationale-Beteiligungsverwaltung GmbH, Austria
    - 100% Czech On Line a.s., Czech Republic
- **100% Telekom Projektentwicklungs GmbH, Austria**
  - 100% Telekom Finanzmanagement GmbH, Austria
- **100% Österreichische Fernmeldetechnische Entwicklungs- und Förderungs GmbH, Austria**
- **100% Jet2Web Stream Hungary, Hungary**
- **100% Jet2Web Stream Slovakia s.r.o, Slovakia**
- **100% TA Mreža d.o.o., Slovenia**
- **100% World-Direct eBusiness solutions GmbH, Austria**
- **100% IVS – INTERACTIVE VIDEO SERVICES GMBH, Austria**
- **26% Omnimedia Werbegesellschaft m.b.H., Austria**
- **25.1% Output Service GmbH, Austria**
- **19.9% A-Trust Gesellschaft für Sicherheitssysteme im elektronischen Datenverkehr GmbH, Austria**
- **15% Internet-Lösungen und Dienstleistungen – RIS GmbH, Austria**
- **10% NETZ & PLAN Leitungsdokumentationsgmbh, Austria**
- **2.78% Austrian Research Centers GmbH – ARC, Austria**
- **2.82% Eurescom GmbH, Germany**
- **0.29% NSS New Skies Satellites, Netherlands**
- **0.19% Intelsat, USA**